EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-1 dated July 30, 2018) and related Prospectus of Altimmune, Inc. for the registration of shares of its Common Units, each consisting of one share of Common Stock and a warrant to purchase one share of Common Stock, its Pre-funded Units, each consisting of a pre-funded warrant to purchase one share of Common Stock and a warrant to purchase one share of Common Stock, Shares of its Common Stock underlying the Pre-funded Warrants included in the Pre-funded Units, Shares of its Common Stock underlying Warrants included in the Common Units and the Pre-funded Units, Underwriter’s warrants and, its Common Stock issuable upon exercise of underwriter’s warrants and to the incorporation by reference therein of our report dated March 30, 2018 with respect to the consolidated financial statements of Altimmune Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2017, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Baltimore, Maryland

July 30, 2018